Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS SECOND QUARTER 2014 RESULTS

●	Rental Income Grew 20.2% Over the 2013 Second Quarter

●	FFO and AFFO Per Share Increased Over the 2013 Second Quarter

●	Company Acquires Four Properties for $27.76 million

GREAT NECK, New York, August 6, 2014 — One Liberty Properties, Inc. (NYSE: OLP), today announced operating results for the quarter ended June 30, 2014.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated: “Our second quarter results highlight the progress we are making in growing the portfolio and executing on our strategy of deploying capital in an accretive manner. Our strategy is generating solid returns as evidenced by the per share growth of 14.6% in AFFO and 33.3% in FFO, which was favorably impacted by a 20.2% increase in rental income.”

Operating Results:

Total revenues for the second quarter of 2014 increased 30.8%, to $15.67 million, from $11.98 million for the second quarter of 2013. The increase is attributable primarily to rental income earned from properties acquired since March 2013 and a $1.27 million non-recurring lease termination fee in the current quarter. Excluding the lease termination fee, revenues increased 20.2% to $14.40 million.

Total operating expenses for the second quarter of 2014 were $7.01 million compared to $5.76 million for the second quarter in the prior year. The increase is due primarily to additional depreciation and real estate expenses associated with properties acquired since March 2013.

Net income attributable to One Liberty for the second quarter of 2014 was $4.64 million, or $0.29 per diluted share. Excluding the lease termination fee, net income attributable to One Liberty for the second quarter of 2014 was $3.37 million or $0.21 per diluted share. For the second quarter of 2013, excluding an aggregate of $4.71 million of gains on sales, or $0.31 per diluted share, net income attributable to One Liberty was $3.03 million, or $0.19, per diluted share.

Funds from Operations:

Funds from Operations (“FFO”) were $8.43 million (including $1.27 million of lease termination fee) in the second quarter of 2014 compared to $5.99 million in the second quarter of 2013. FFO per diluted share was $0.52 (including $0.08 per diluted share of lease termination fee) in the second quarter of 2014 compared to $0.39 in the second quarter of 2013. Adjusted Funds from Operations (“AFFO”), which excludes the lease termination fee, was $7.57 million, or $0.47 per diluted share, in the second quarter of 2014, a 14.6% per share increase from the corresponding period in the prior year. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Capital Allocation and Balance Sheet:

During the current quarter, the Company acquired four properties for $27.76 million. In 2014, the Company acquired six properties for $32.86 million. Each property purchased in 2014 is net leased by a single tenant.

The Company, at June 30, 2014, had $18.34 million of cash and cash equivalents, total assets of $598.22 million, total debt of $321.22 million and total equity of $251.20 million. At August 1, 2014, the Company had approximately $15.28 million of cash and cash equivalents. Approximately $36.85 million and $35.45 million had been borrowed under the Company’s $75 million credit facility at June 30 and August 1, 2014, respectively.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. One Liberty computes AFFO by deducting from FFO its straight-line rent accruals and amortization of lease intangibles, and lease termination fee income and adding back its amortization of restricted stock compensation and the amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures).

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities. Management also prepares and reviews the reconciliation of net income to FFO and AFFO.

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Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, the Quarterly Reports on Form 10-Q filed thereafter, and in particular, ”Item 1A. Risk Factors” of such reports. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect actual results, performance or achievements.

Additional Information

One Liberty is an owner of a geographically diversified portfolio of retail, industrial, health and fitness, office and other properties in the United States, primarily under net leases. Interested parties are encouraged to review One Liberty’s Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2014 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website. For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Rental income, net	$14,396	$11,981	$28,798	$23,843
Lease termination fee	1,269	-	1,269	-
Total revenues	15,665	11,981	30,067	23,843

Operating expenses:
Depreciation and amortization	3,723	2,681	7,300	5,315
General and administrative	2,134	1,944	4,344	3,904
Federal excise and state taxes	107	184	169	226
Real estate expenses	877	751	1,976	1,523
Leasehold rent	77	77	154	154
Real estate acquisition costs	88	126	128	277
Total operating expenses	7,006	5,763	14,071	11,399

Operating income	8,659	6,218	15,996	12,444

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	130	57	263	391
Gain on dispositon of real estate-unconsolidated joint venture	-	2,807	-	2,807
Gain on sale-unconsolidated joint venture interest	-	1,898	-	1,898
Gain on sale-investment in BRT Realty Trust (related party)	134	-	134	-
Other income	2	11	10	80
Interest:
Expense	(4,035)	(3,158)	(7,988)	(6,261)
Amortization of deferred financing costs	(228)	(226)	(466)	(439)

Income from continuing operations	4,662	7,607	7,949	10,920

Income from discontinued operations	-	145	13	281

Net income	4,662	7,752	7,962	11,201
Less net income attributable to non-controlling interests	(22)	(16)	(49)	(15)

Net income attributable to One Liberty Properties, Inc.	$4,640	$7,736	$7,913	$11,186

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.29	$0.49	$0.49	$0.71
Income from discontinued operations	-	0.01	-	0.02
	$0.29	$0.50	$0.49	$0.73

Funds from operations - Note 1	$8,427	$5,988	$15,324	$12,331
Funds from operations per common share-diluted - Note 2	$0.52	$0.39	$0.96	$0.80

Adjusted funds from operations - Note 1	$7,574	$6,386	$14,798	$13,164
Adjusted funds from operations per common share-diluted - Note 2	$0.47	$0.41	$0.92	$0.86

Weighted average number of common and unvested restricted shares outstanding:
Basic	15,999	15,314	15,931	15,236
Diluted	16,099	15,414	16,031	15,336

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three months Ended		Three months Ended
	June 30,		June 30,
Note 1:	2014	2013	2014	2013
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$4,640	$7,736	$7,913	$11,186
Add: depreciation of properties	3,658	2,683	7,173	5,321
Add: our share of depreciation in unconsolidated joint ventures	94	114	187	330
Add: amortization of deferred leasing costs	35	34	70	65
Add: our share of amortization of deferred leasing costs in unconsolidated joint ventures	-	-	-	8
Add: federal excise tax relating to gain on sales	-	126	(19)	126
Deduct: (gain) on sale of properties-joint ventures	-	(4,705)	-	(4,705)

Funds from operations	8,427	5,988	15,324	12,331

Deduct: straight-line rent accruals and amortization of lease intangibles	(261)	(236)	(648)	(479)
Deduct: lease termination fee income	(1,269)	-	(1,269)	-
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	32	(1)	91
Add: amortization of restricted stock compensation	448	369	920	766
Add: amortization of deferred financing costs	225	226	463	439
Add: our share of amortization of deferred financing costs in unconsolidated joint ventures	4	7	9	16

Adjusted funds from operations	$7,574	$6,386	$14,798	$13,164

Note 2:
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.29	$0.50	$0.49	$0.73
Add: depreciation of properties	0.22	0.18	0.45	0.35
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.01	0.02
Add: amortization of deferred leasing costs	-	-	0.01	-
Add: our share of amortization of deferred leasing costs in unconsolidated joint ventures	-	-	-	-
Add: federal excise tax relating to gain on sales	-	0.01	-	0.01
Deduct: (gain) on sale of properties-joint ventures	-	(0.31)	-	(0.31)

Funds from operations per common share-diluted	0.52	0.39	0.96	0.80

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.02)	(0.01)	(0.04)	(0.03)
Deduct: lease termination fee income	(0.08)	-	(0.08)	-
Add: our share of straight-line rent reversals and amortization of lease intangibles of unconsolidated joint ventures	-	-	(0.01)	0.01
Add: amortization of restricted stock compensation	0.03	0.02	0.06	0.05
Add: amortization of deferred financing costs	0.02	0.01	0.03	0.03
Add: our share of amortization of deferred financing costs in unconsolidated joint ventures	-	-	-	-

Adjusted funds from operations per common share-diluted	$0.47	$0.41	$0.92	$0.86

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	June 30,	December 31,
ASSETS	2014	2013
Real estate investments, net	$524,670	$496,187
Properties held-for-sale	-	5,177
Investment in unconsolidated joint ventures	4,833	4,906
Cash and cash equivalents	18,338	16,631
Restricted cash	1,894	-
Unbilled rent receivable	14,352	13,743
Unamortized intangible lease assets, net	26,517	26,035
Other assets	7,611	9,219
Total assets	$598,215	$571,898

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$284,373	$278,045
Line of credit - outstanding	36,850	23,250
Unamortized intangible lease liabilities, net	9,214	6,917
Other liabilities	16,579	13,596
Total liabilities	347,016	321,808

Total One Liberty Properties, Inc. stockholders' equity	249,866	248,932
Non-controlling interests in joint ventures	1,333	1,158
Total equity	251,199	250,090
Total liabilities and equity	$598,215	571,898

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